AEP Industries Inc. Reports Fiscal 2013 Second Quarter And Year-to-Date- Results

SOUTH HACKENSACK, N.J., June 10, 2013 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its second quarter ended April 30, 2013.

Net sales for the second quarter of fiscal 2013 decreased $12.4 million, or 4%, to $284.3 million from $296.7 million for the second quarter of fiscal 2012. Net sales for the six months ended April 30, 2013 decreased $12.9 million, or 2%, to $551.4 million from $564.3 million in the same period of the prior fiscal year. The decreases were the result of a decrease in sales volume of 2% and 1% for the three and six months ended April 30, 2013, respectively, combined with a decrease in average selling prices primarily attributable to lower resin costs during the comparable periods.

Gross profit for the second quarter of fiscal 2013 was $35.9 million, a decrease of $7.2 million, or 17%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $4.4 million during the periods, gross profit decreased $2.8 million primarily due to the decrease in sales volume.

Gross profit for the first six months of fiscal 2013 was $78.4 million, an increase of $0.6 million, or 0.7%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $1.9 million during the periods, gross profit decreased $1.3 million primarily due to the decrease in sales volume.

Operating expenses for the second quarter of fiscal 2013 were $31.4 million, an increase of $1.0 million, or 3%, compared to the same period in the prior fiscal year and for the first six months of fiscal 2013 were $60.1 million, an increase of $0.4 million, or 0.7%, compared to the comparable period in the prior fiscal year. The increases in both periods are primarily due to an increase in share-based compensation costs associated with the Company's stock options and performance units and severance payments related to the Company's Webster operations, partially offset by synergies achieved related to the integration of Webster and lower bad debt expense. Operating expenses during the three and six months ended April 30, 2013 also include a temporary increase in inter-plant transportation costs incurred to maintain traditional customer service levels as manufacturing sites are realigned. The first six months of fiscal 2012 also included $0.6 million of acquisition-related fees associated with the Webster acquisition.

"We are pleased with our adjusted EBITDA for the second quarter, despite lower than expected volumes. We remain confident that our pricing management efforts and sales mix will position AEP to deliver stable volumes in the second half of 2013," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "We are working to complete our product qualification efforts and equipment installation related to the Webster and Transco businesses and, we believe we have resolved most of these challenges. Given the impact of these initiatives and the industry-wide impact of the soft U.S. market, we are updating our sales volume guidance today. We will continue to closely manage all aspects of our business and portfolio, and we remain focused on creating long-term value for shareholders."

Interest expense for the three months ended April 30, 2013 remained flat as compared to the prior year period and for the six months ended April 30, 2013 decreased $0.3 million as compared to the prior year period resulting primarily from lower average borrowings under the Company's credit facility partially offset by additional interest expense on new capital leases and interest expense on the Company's mortgage note, both of which were not in place during the three and six months ended April 30, 2012.

Net income for the three months ended April 30, 2013 was $0.2 million, or $0.04 per diluted share, as compared to net income of $4.8 million, or $0.87 per diluted share, for the three months ended April 30, 2012. Net income for the six months ended April 30, 2013 was $7.1 million, or $1.28 per diluted share, as compared to net income of $5.2 million, or $0.94 per diluted share, for the six months ended April 30, 2012. The six months ended April 30, 2013 included a gain on bargain purchase of the Transco business of $1.0 million.

Adjusted EBITDA (defined below) was $24.4 million in the current quarter as compared to $24.8 million for the three months ended April 30, 2012. Adjusted EBITDA for the six months ended April 30, 2013 was $42.3 million, as compared to $40.1 million for the six months ended April 30, 2012.

Updated Sales Volume Guidance

We previously issued guidance indicating that sales volume in fiscal 2013 would exceed one billion pounds, an increase of 3% or 30 million pounds from fiscal 2012. The Company is now revising that target and is expecting volume for fiscal 2013 to remain flat. The decrease in sales volume is mainly attributable to a softer than expected North American market, the Company's continuing price management activities, and unanticipated delays experienced in the Company's product qualification efforts and equipment installation activities related to our Webster and Transco businesses, which the Company expects to complete by July 2013.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Second Quarter	Second Quarter	April YTD	April YTD
	Fiscal 2013	Fiscal 2012	Fiscal 2013	Fiscal 2012
	(in thousands)

Net income	$ 222	$ 4,837	$ 7,132	$ 5,191
(Benefit) provision for taxes	(461)	3,004	2,814	3,285
Interest expense	4,832	4,871	9,398	9,708
Depreciation and amortization expense	7,540	5,610	13,541	11,301
Increase in LIFO reserve	10,039	5,607	6,973	8,900
Gain on bargain purchase of a business	-	-	(1,001)	-
Other non-operating (income) expense	(15)	21	(84)	(64)
Share-based compensation	2,233	890	3,502	1,769
Adjusted EBITDA	$ 24,390	$ 24,840	$ 42,275	$ 40,090

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 11, 2013, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 74457261. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Webster Industries and Transco Plastics Industries, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2012 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2013	2012	2013	2012
NET SALES	$284,304	$296,663	$551,446	$564,327
COST OF SALES	248,361	253,521	473,069	486,531
Gross profit	35,943	43,142	78,377	77,796
OPERATING EXPENSES:
Delivery	13,636	13,294	26,002	25,781
Selling	9,615	10,011	19,113	19,805
General and administrative	8,114	7,104	15,003	14,090
Total operating expenses	31,365	30,409	60,118	59,676
Operating income	4,578	12,733	18,259	18,120
OTHER (EXPENSE) INCOME:
Interest expense	(4,832)	(4,871)	(9,398)	(9,708)
Gain on bargain purchase of a business	—	—	1,001	—
Other, net	15	(21)	84	64
(Loss) income before benefit (provision) for income taxes	(239)	7,841	9,946	8,476
BENEFIT (PROVISION) FOR INCOME TAXES	461	(3,004)	(2,814)	(3,285)
Net income	$222	$4,837	$7,132	$5,191
BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$0.04	$0.88	$1.29	$0.94
DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$0.04	$0.87	$1.28	$0.94

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com